Exhibit 99.1

B of I Holding, Inc. Announces Second Quarter Earnings

Reports Increase in Net Interest Margin and Book Value

SAN DIEGO, CA – (Marketwire – February 5, 2008) – B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (“Bank”), announced today its financial results for its second quarter ended December 31, 2007. Net income was $651,000, or $0.07 per diluted share, down $156,000, from net income of $807,000, or $0.09 per diluted share, earned for the quarter ended December 31, 2006. Operating results for the quarter ended December 31, 2007 included a $169,000 pretax, one-time charge associated with recruiting a new chief executive officer in the second quarter.

For the six months ended December 31, 2007 net income was $1,398,000 or $0.15 per diluted share, compared to $1,553,000, or $0.17 per diluted share for the six-month period ended December 31, 2006.

Second Quarter Highlights:

•	Total assets of $1.04 billion, up 29.5% from last year

•	Total deposits of $600.2 million, up 28.7% from last year

•	Net interest income for quarter increased 37.0% from last year; net interest margin up 5 basis points from last year

•	Asset quality remains strong with total nonperforming loans of 0.05% of loan portfolio

•	Tangible book value of $8.67 per share, up $0.17 per share from last quarter.

B of I’s new Chief Executive Officer, Greg Garrabrants commented saying, “After three months on the job, I am very encouraged by B of I’s opportunities to improve its operating results. Widening credit spreads and limited liquidity in the whole loan and mortgage-backed securities markets have significantly increased our ability to add high credit quality assets at attractive yields. Concurrent with this increased opportunity, our loan portfolio credit quality has remained strong and our mortgage-backed securities portfolio has maintained or increased in value during a period in which many financial institutions have disclosed higher loan losses and write-downs in their securities portfolios. Additionally, the recent rate cuts will reduce future funding costs through lower deposit and borrowing rates. Most importantly, the Bank is making strong progress in the development of several new strategic relationships, enhancement of its product offerings, and refinement of its marketing strategy. Improvements in the operational capabilities of the Bank will drive sustainable improvements in profitability and reduce the Bank’s dependence on market conditions.”

Commenting on BofI operating results this quarter, Mr. Garrabrants continued. “Our core business, net interest income increased 37% this quarter compared to the second quarter last year. We believe we will continue to increase our net interest income in the next several quarters.”

Quarter Earnings Summary

During the quarter ended December 31, 2007, B of I earned $651,000 or $0.07 per diluted share compared to $807,000, or $0.09 per diluted share for the three months ended December 31, 2006. Net interest income increased $927,000 during the 2007 quarter compared to the 2006 quarter due to a 31.9% increase in average earning assets generally resulting from increased investment in mortgage-backed securities. The net interest margin increased 5 basis points to 1.34%, up from 1.29%. Loan loss provisions were $264,000 this quarter due to loan portfolio growth and an approximately $110,000 increased allocation to the loan loss reserve for recreational vehicle loans, based upon loss experience through December 2007. An $80,000 benefit provision was reported in the 2006 quarter due to B of I’s decision to shift assets away from loans and into government agency mortgage-backed securities, reducing loan loss allowance requirements. Non-interest expense or operating costs for the 2007 quarter increased $797,000, primarily due to a $608,000 increase in salaries and benefits and stock compensation, due to increased bank staffing, from 28 to 47 full time employees between December 31, 2006 and 2007, primarily from increased staffing in B of I’s new consumer lending group. Also included in the increased compensation this quarter was $169,000 of expense for the moving allowance and other one-time fees associated with the hiring of the new chief executive officer. Advertising and promotion expense increased $65,000 in the 2007 quarter due to increased activity for internet advertising and lead acquisitions for our home equity loan program. Other general and administrative expense increased $140,000 in the 2007 quarter primarily due to higher standard regulatory fees and increased loan processing expense related to home equity loan originations.

Balance Sheet Summary

Total assets increased to $1,040.2 million, up 29.5% from total assets of $803.4 million at December 31, 2006, and up from $947.2 million at June 30, 2007. The increase in total assets this quarter was the result of purchases of single-family mortgage loans and originations of home equity and recreational vehicle loans. The asset growth since June 30, 2007 was funded by a net increase in deposits totaling $52.2 million and an increase in repurchase borrowings of $35.0 million. For the six months ended December 31, 2007, stockholders’ equity increased $4.1 million primarily due to earnings of $1.4 million and unrealized gain of $2.5 million from marking-to-market our available for sale government agency mortgage-backed securities.

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on February 12, 2008 to discuss financial results for the second quarter ended December 31, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 300-7687. International callers should dial (416) 641-6136. When prompted by the operator, mention Conference ID 3243482. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.ApartmentBank.com, and www.RVBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of February 5, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

Gregory Garrabrants

CEO

858-350-6203

greg.garrabrants@bofi.com

B of I HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	December 31, 2007	June 30, 2007	December 31, 2006
Selected Balance Sheet Data:
Total assets	$1,040,184	$947,163	$803,368
Loans – net of allowance for loan losses	517,345	507,906	512,935
Allowance for loan losses	1,502	1,450	1,370
Investment securities available for sale	383,720	296,068	198,532
Investment securities held to maturity	56,499	61,902	40,027
Total deposits	600,168	547,949	466,418
Securities sold under agreements to repurchase	125,000	90,000	15,000
Advances from the FHLB	227,430	227,292	242,235
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	76,904	72,750	71,428

	At or For the Three Months Ended December 31,		At or For the Six Months Ended December 31,
	2007	2006	2007	2006
Selected Income Statement Data:
Interest and dividend income	$14,971	$10,731	$28,593	$20,703
Interest expense	11,541	8,228	22,201	15,764

Net interest income	3,430	2,503	6,392	4,939
Provision for loan losses	264	(80)	269	(105)

Net interest income after provision for loan losses	3,166	2,583	6,123	5,044
Non-interest income	333	378	781	745
Non-interest expense	2,410	1,613	4,560	3,191

Income before income tax expense	1,089	1,348	2,344	2,598
Income tax expense	438	541	946	1,045

Net income	$651	$807	$1,398	$1,553

Net income attributable to common stock	$574	$728	$1,244	$1,396

Per Share Data:
Net income:
Basic	$0.07	$0.09	$0.15	$0.17
Diluted	$0.07	$0.09	$0.15	$0.17
Book value per common share	$8.67	$8.01	$8.67	$8.01
Tangible book value per common share	$8.67	$8.01	$8.67	$8.01
Weighted average number of common shares outstanding:
Basic	8,254,065	8,276,926	8,251,112	8,312,267
Diluted	8,374,380	8,391,284	8,374,469	8,431,413
Common shares outstanding at end of period	8,287,590	8,268,825	8,287,590	8,268,825
Common shares issued at end of period	8,607,090	8,577,825	8,607,090	8,577,825

B of I HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended December 31,			At or For the Six Months Ended December 31,
	2007		2006	2007		2006
Performance Ratios and Other Data:
Loan originations	$14,428		$2,716	$49,730		$5,527
Loan originations for sale	—		2,363	516		3,960
Loan purchases	29,673		6,117	30,602		30,514
Return on average assets	0.25%		0.41%	0.28%		0.40%
Return on average common stockholders’ equity	3.24%		4.39%	3.57%		4.24%
Interest rate spread[1]	1.02%		0.90%	0.97%		0.91%
Net interest margin[2]	1.34%		1.29%	1.29%		1.30%
Efficiency ratio[3]	64.0%		56.0%	63.6%		56.1%

Capital ratios:
Equity to assets at end of period	7.39%		8.89%	7.39%		8.89%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	7.48%		8.69%	7.48%		8.69%
Tier 1 risk-based capital ratio4	15.39%		17.38%	15.39%		17.38%
Total risk-based capital ratio4	15.69%		17.72%	15.69%		17.72%
Tangible capital to tangible assets4	7.48%		8.69%	7.48%		8.69%

Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.04%		—	0.04%		—
Nonperforming loans to total loans	0.05%		—	0.05%		—
Allowance for loan losses to total loans held for investment	0.29%		0.27%	0.29%		0.27%
Allowance for loan losses to nonperforming loans	6.0	X	—	6.0	X	—

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
[4]	Reflects regulatory capital ratios of Bank of Internet USA only.